Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-11 of Hudson Pacific Properties, Inc. of our report dated November 22, 2010, relating to our audits of the combined financial statements of Hudson Pacific Properties Inc. as of December 31, 2008, for the year ended December 31, 2008 and the period from February 14, 2007 (commencement of operations) through December 31, 2007, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/    MCGLADREY & PULLEN, LLP

Chicago, Illinois

November 22, 2010